Exhibit 5.1

June 4, 2012

PacWest Bancorp

10250 Constellation Boulevard, Suite 1640

Los Angeles, California  90067

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 shares (the “Securities”) of common stock, $0.01 par value, of PacWest Bancorp, a Delaware corporation (the “Company”), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s articles of incorporation and the PacWest Bancorp 2003 Stock Incentive Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jared M. Wolff

Jared M. Wolff
General Counsel